Exhibit 99.1

CONTACT:
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323	FOR IMMEDIATE RELEASE
Monday, June 11, 2007
THE TJX COMPANIES, INC. NAMES NIRMAL K. “TRIP” TRIPATHY CHIEF FINANCIAL OFFICER
     Framingham, MA – The TJX Companies (NYSE:TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, announced today that Nirmal K. “Trip” Tripathy, 49, has been named Executive Vice President, Chief Financial Officer. Mr. Tripathy will report to Jeffrey Naylor, 48, who was today named Chief Administrative and Business Development Officer.
     Trip Tripathy joins TJX from Macy’s Florida, Inc., a division of Federated Department Stores, where he had been President and Chief Operating Officer since 2003 and Executive Vice President since July 2002. As President of his division, he had responsibility for Finance, Operations, Stores, Human Resources and Real Estate. Mr. Tripathy has broad financial and international experience across the retail and consumer products industries, having previously held senior positions with Limited Brands and PepsiCo. His experience spans a wide variety of areas, including several division CFO roles, as well as positions in business development, strategy, financial planning and analysis, and financial reporting and control. Earlier in his career, Mr. Tripathy was a consultant with PricewaterhouseCoopers, and is a Certified Public Accountant.
     Jeff Naylor joined TJX in January of 2004 as Chief Financial Officer, and was promoted to Chief Financial and Administrative Officer in September 2006, and as of today, has assumed his new role as Chief Administrative and Business Development Officer. He also remains a Senior Executive Vice President of the Company. Prior to TJX, he was Chief Financial Officer of Big Lots, and, earlier in his career, held senior financial positions with such companies as Limited Brands, Sears, Roebuck and Co., and Kraft Foods. Mr. Naylor will continue to report to Donald Campbell, the Company’s Vice Chairman.
     Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., commented, “I am delighted that Trip Tripathy is joining our Company as Executive Vice President and Chief Financial Officer. Trip has deep experience as a financial and operations executive at major national and international retail and consumer product companies. We look forward to working with Trip whom I believe will be a great addition to and fit with the TJX organization.”
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Exhibit 99.1
THE TJX COMPANIES, INC. NAMES NIRMAL K. “TRIP” TRIPATHY CHIEF FINANCIAL OFFICER
Monday, June 11, 2007

     Jeff Naylor, the Company’s Chief Administrative and Business Development Officer stated, “I am very pleased to welcome Trip to TJX as my successor as CFO. I believe that his prior experiences in leading organizations, as well as his broad financial and operational background, prepare him well for this role. I am looking forward to working with him as he learns more about our Company and transitions into the CFO position.”
     Trip Tripathy, TJX’s incoming Chief Financial Officer, commented, “I am excited to be joining TJX, a Company with a long and successful history in the retail industry. I am impressed by the financial strength of the Company, the growth potential of its businesses, and the quality of its people. I am very much looking forward to being part of TJX and its continued success.”
     The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 832 T.J. Maxx, 766 Marshalls, 273 HomeGoods, and 128 A.J. Wright stores, as well as 35 Bob’s Stores, in the United States. In Canada, the Company operates 186 Winners and 70 HomeSense stores, and in Europe, 211 T.K. Maxx stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.
SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including projections of earnings per share and same store sales, are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the results and effects of the intrusion or intrusions into our computer system including the outcome of our investigation, the extent of customer information compromised and consequences to our business including effects on sales and liabilities and costs; our ability to successfully expand our store base and increase same store sales; risks of expansion and costs of contraction; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute the share repurchase program; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; adequacy of reserves; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.
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